EXHIBIT 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
James W. Christmas	Marilynn Meek — General Info (212) 827-3773
Chairman and CEO	Susan Garland – Analysts (212) 827-3775
(713) 877-8006

FOR IMMEDIATE RELEASE:
February 28, 2005

KCS ENERGY, INC. ANNOUNCES AGREMEENT TO ACQUIRE CORE AREA PROPERTIES

HOUSTON, TX, February 28, 2005 — KCS Energy, Inc. (NYSE: KCS) today announced that KCS Resources, Inc. has entered into a purchase and sale agreement to acquire a package of properties located primarily in its North Louisiana-East Texas core area for $94.7 million, subject to adjustment. The properties, which are currently producing 7 MMCFEPD, include internally estimated net proved reserves of 48 BCFE, two thirds of which are undeveloped. In addition, the Company estimates approximately 100 BCFE of upside potential from identified extensional drilling opportunities believed to be low risk.

Commenting on the acquisition, William N. Hahne, President and Chief Operating Officer stated, “This acquisition includes acreage adjacent to one of our existing key areas and will allow us to expand the drilling program which has been so successful for KCS. Our staff has identified 185 drilling locations associated with these properties for which no proved reserves have been assigned. With the acquisition, the Board of Directors has also approved an increase in our capital budget by $20 million to $190 million, exclusive of the acquisition, to start immediate exploitation of the properties upon closing, which is scheduled to occur in mid-April.”

The following abbreviations are utilized herein:

BCFE – Billion Cubic Feet of Natural Gas Equivalent
MMCFEPD – Million Cubic Feet of Natural Gas Equivalent per Day

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties inherent in estimating proved reserves, uncertainties inherent in estimating reserves and identifying locations related to extensional drilling opportunities which are less certain than proved reserves, delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company’s web site at http://www.kcsenergy.com

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